Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-163511 October 5, 2011

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Introducing the Nation's Only VIX® Futures ETFs

VIXY VIX Short-Term Futures ETF
UVXY Ultra VIX Short-Term Futures ETF
VIXM VIX Mid-Term Futures ETF
SVXY Short VIX Short-Term Futures ETF

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Tools for Turbulent Markets: ProShares Volatility ETFs

We offer four ETFs that provide exposure to VIX® futures:

Ticker	Fund Name	Daily Objective*	Index	Fund Literature ‡	
VIXY	VIX Short-Term Futures ETF	1x	S&P 500 VIX Short-Term Futures Index	Fact Sheet (PDF)	Prospectus (PDF)
VIXM	VIX Mid-Term Futures ETF	1x	S&P 500 VIX Mid-Term Futures Index	Fact Sheet (PDF)	Prospectus (PDF)
UVXY	Ultra VIX Short-Term Futures ETF	2x	S&P 500 VIX Short-Term Futures Index	N/A	Prospectus (PDF)
SVXY	Short VIX Short-Term Futures ETF	-1x	S&P 500 VIX Short-Term Futures Index	N/A	Prospectus (PDF)

* Before fees and expenses.
‡ Paper copies are available by contacting ProShares Client Services at 866.PRO.5125 (866.776.5125)

Make Volatility Work for You. ProShares Can Help You:

- **Capitalize on U.S. equity market volatility.**
  - VIXY, UVXY and VIXM can be used to seek profits from expected short- or mid-term increases in volatility.
  - SVXY can help you benefit from potential declines in short-term volatility.
- **Diversify, and hedge against, U.S. equity market risk.**
  - With benchmarks[1] that have historically been negatively correlated to the S&P 500,® VIXY, UVXY and VIXM can be strategic tools to help hedge and diversify portfolios during turbulent market conditions.
  - The VIX® Short- and Mid-Term Futures Indexes have been negatively correlated to the S&P 500 since their inception in January of 2009.[1]
- **Rapidly respond to changing market conditions.**
  - ProShares Volatility ETFs offer flexibility, accessibility and liquidity.

About the VIX and VIX Futures Indexes

The CBOE Volatility Index® (VIX®) is a widely followed measure of the expected volatility of the S&P 500. Since the VIX is not directly investable, VIX futures contracts are often used to achieve exposure to S&P 500 volatility.

S&P 500® VIX® Short-Term Futures Index™ measures the movements of a combination of VIX futures and is designed to track changes in the expectation for VIX one month in the future. The index maintains an average weighted settlement date of one month in the future by rolling a portion of the position in the first month VIX futures contract into the second month VIX futures contract on a daily basis.

S&P 500® VIX® Mid-Term Futures Index™ measures the movements of a combination of VIX futures and is designed to track changes in the expectation for VIX five months in the future. The index maintains an

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average weighted settlement date or five months in the future by rolling a portion of the position in the fourth month VIX futures contract into the seventh month VIX futures contract on a daily basis.

Potential Risks

Performance—There are no guarantees or assurances that the funds or their benchmark indexes will achieve their intended objectives, or that the indexes will continue their negative correlation to the S&P 500. Past performance does not guarantee future results.

VIX futures indexes are mean reverting; funds benchmarked to them should not be expected to appreciate over extended periods.

Failure of the volatility markets to exhibit low or negative correlation to general markets will reduce diversification benefits and may exacerbate losses to an investor’s portfolio. Diversification may not protect against market risk.

Futures exposure—These ETFs invest in futures, which may subject the funds to greater volatility than investment in traditional securities. VIX futures are among the most volatile of futures contracts.

For more, please see the prospectus.

1Based on results from January 2009-June 2011.

These ETFs are not regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in ETFs involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its investment objective. These ETFs invest in futures. VIX futures are among the most volatile futures contracts. A fund’s exposure to its index may subject that fund to greater volatility than investments in traditional securities, which may adversely affect an investor’s investment in that fund. VIX futures indexes are mean reverting; funds benchmarked to them should not be expected to appreciate over extended periods. Due to defined time periods and other features, VIX futures indexes and funds benchmarked to them can be expected to perform differently than the VIX. These ETFs are not suitable for all investors. These funds may have different tax implications and generate a K-l tax form.

“Standard & Poor’s,®” “S&P,®” “S&P 500,®” “Standard & Poor’s 500,®” “S&P 500® VIX® Short-Term Futures Index™” and “S&P 500® VIX® Mid-Term Futures Index™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by ProShares. “VIX®” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and CBOE has agreed that S&P may use the “VIX®” trademark in the names of the Indexes as licensed to ProShares. ProShares have not been passed on by S&P or CBOE or their respective affiliates as to their legality or suitability. ProShares are not sponsored, endorsed, sold or promoted by S&P or CBOE or their respective affiliates, and S&P and CBOE and their respective affiliates make no representation regarding the advisability of investing in ProShares. THESE ENTITIES AND THEIR AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.

This information must be accompanied or preceded by a current ProShares Trust II prospectus.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor. Your use of this site signifies that you accept our Terms & Conditions of Use.

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